Filed Pursuant to Rule 433

Registration File Nos. 333-188791 – 188791-11

Issuer Free Writing Prospectus dated June 9, 2015

Relating to Preliminary Prospectus Supplement dated June 9, 2015

REYNOLDS AMERICAN INC.

$9,000,000,000

2.300% Senior Notes due 2018 (the “2018 Notes”)

3.250% Senior Notes due 2020 (the “2020 Notes”) 4.000% Senior Notes due 2022 (the “2022 Notes”) 4.450% Senior Notes due 2025 (the “2025 Notes”) 5.700% Senior Notes due 2035 (the “2035 Notes”)

5.850% Senior Notes due 2045 (the “2045 Notes”)

(collectively, the “Notes”)

Pricing Term Sheet

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement, dated June 9, 2015 (the “Preliminary Prospectus Supplement”).

Issuer:	Reynolds American Inc.

Guarantors:

Santa Fe Natural Tobacco Company, Inc.

R. J. Reynolds Tobacco Company

R. J. Reynolds Tobacco Co.

R. J. Reynolds Global Products, Inc.

Reynolds Finance Company

Reynolds Innovations Inc.

Conwood Holdings, Inc.

American Snuff Company, LLC

Rosswil LLC

R.J. Reynolds Tobacco Holdings, Inc.

RAI Services Company

Security:	Senior Notes

Principal Amount:	2018 Notes: $1,250,000,000 2020 Notes: $1,250,000,000 2022 Notes: $1,000,000,000 2025 Notes: $2,500,000,000 2035 Notes: $750,000,000 2045 Notes: $2,250,000,000

Maturity:	2018 Notes: June 12, 2018 2020 Notes: June 12, 2020 2022 Notes: June 12, 2022 2025 Notes: June 12, 2025 2035 Notes: August 15, 2035 2045 Notes: August 15, 2045

Coupon:	2018 Notes: 2.300% 2020 Notes: 3.250% 2022 Notes: 4.000% 2025 Notes: 4.450% 2035 Notes: 5.700% 2045 Notes: 5.850%

Issue Price:	2018 Notes: 99.983% 2020 Notes: 99.982% 2022 Notes: 99.861% 2025 Notes: 99.697% 2035 Notes: 99.558% 2045 Notes: 99.476%

Yield to Maturity:	2018 Notes: 2.306% 2020 Notes: 3.254% 2022 Notes: 4.023% 2025 Notes: 4.488% 2035 Notes: 5.738% 2045 Notes: 5.888%

Spread to Benchmark Treasury:	2018 Notes: +120 basis points 2020 Notes: +150 basis points 2022 Notes: +185 basis points 2025 Notes: +205 basis points 2035 Notes: +255 basis points 2045 Notes: +270 basis points

Benchmark Treasury:

2018 Notes: 1.000% due May 15, 2018

2020 Notes: 1.500% due May 31, 2020

2022 Notes: 1.875% due May 31, 2022

2025 Notes: 2.125% due May 15, 2025

2035 Notes: 2.500% due February 15, 2045

2045 Notes: 2.500% due February 15, 2045

Benchmark Treasury Price and Yield:	2018 Notes: 99-22 1/4 / 1.106% 2020 Notes: 98-25+ / 1.754% 2022 Notes: 98-02+ / 2.173% 2025 Notes: 97-08 / 2.438% 2035 Notes: 86-27+ / 3.188% 2045 Notes: 86-27+ / 3.188%

Interest Payment Dates:

2018 Notes: June 12 and December 12, commencing December 12, 2015

2020 Notes: June 12 and December 12, commencing December 12, 2015

2022 Notes: June 12 and December 12, commencing December 12, 2015

2025 Notes: June 12 and December 12, commencing December 12, 2015

2035 Notes: February 15 and August 15, commencing August 15, 2015 (short first coupon)

2045 Notes: February 15 and August 15, commencing August 15, 2015 (short first coupon)

Optional Redemption:

2018 Notes: In whole or in part, at any time prior to the maturity date, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 20 basis points.

2020 Notes: In whole or in part, at any time prior to the maturity date, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 25 basis points.

2022 Notes: In whole or in part, at any time prior to the maturity date, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 30 basis points.

2025 Notes: In whole or in part, at any time prior to March 12, 2025, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 30 basis points. On or after March 12, 2025 (the date that is three months prior to the maturity date), at an amount equal to the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date.

2035 Notes: In whole or in part, at any time prior to February 15, 2035, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 40 basis points. On or after February 15, 2035 (the date that is six months prior to the maturity date), at an amount equal to the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date.

2045 Notes: In whole or in part, at any time prior to February 15, 2045, at the Issuer’s option, at the greater of (i) 100% of the principal amount or (ii) discounted present value at the Treasury Rate plus 45 basis points. On or after February 15, 2045 (the date that is six months prior to the maturity date), at an amount equal to the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date.

Special Mandatory Redemption:	If the Lorillard merger is not completed on or prior to January 15, 2016, or, if on or prior to such date, the merger agreement is terminated, each series of Notes will be redeemed at a special mandatory redemption price equal to 101% of the aggregate principal amount of the applicable series of Notes, plus accrued and unpaid interest to the special mandatory redemption date.

Change of Control:	If a change of control repurchase event occurs, unless the Issuer has exercised its right to redeem the Notes as described under “Optional Redemption” or has redeemed the Notes as described under “Special Mandatory Redemption,” the Issuer will be required to offer to purchase the Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	June 9, 2015

Settlement Date:	June 12, 2015 (T+3)

CUSIP/ISIN:

2018 Notes: 761713 BC9 / US761713BC91

2020 Notes: 761713 BE5 / US761713BE57

2022 Notes: 761713 BF2 / US761713BF23

2025 Notes: 761713 BG0 / US761713BG06

2035 Notes: 761713 BA3 / US761713BA36

2045 Notes: 761713 BB1 / US761713BB19

Expected Ratings*:	Baa3 (stable) / BBB- (stable) (Moody’s / S&P)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Fifth Third Securities, Inc.

Co-Managers:	Wells Fargo Securities, LLC PNC Capital Markets LLC BNY Mellon Capital Markets, LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146 or J.P. Morgan Securities LLC collect at 1 (212) 834-4533.

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